JETBLUE AIRWAYS REPORTS NOVEMBER TRAFFIC
New York, NY (December 12, 2018) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for November 2018. Traffic in November increased 9.7 percent from November 2017, on a capacity increase of 10.6 percent.

Load factor for November 2018 was 83.5 percent, a decrease of 0.7 points from November 2017. JetBlue’s preliminary completion factor was 99.3 percent and its on-time (1) performance was 71.2 percent. JetBlue expects fourth quarter revenue per available seat mile (RASM) to range between 1.5 to 3.5 percent.

JETBLUE AIRWAYS TRAFFIC RESULTS

	November 2018	November 2017	% Change
Revenue passenger miles (000)	4,106,313	3,743,967	9.7%
Available seat miles (000)	4,918,656	4,447,449	10.6%
Load factor	83.5%	84.2%	-0.7 pts.
Revenue passengers	3,385,594	3,189,477	6.1%
Departures	29,893	28,282	5.7%
Average stage length (miles)	1,102	1,066	3.4%

	Y-T-D 2018	Y-T-D 2017	% Change
Revenue passenger miles (000)	46,435,461	43,160,419	7.6%
Available seat miles (000)	54,527,968	51,075,634	6.8%
Load factor	85.2%	84.5%	0.7 pts.
Revenue passengers	38,613,612	36,607,744	5.5%
Departures	334,961	323,022	3.7%
Average stage length (miles)	1,093	1,070	2.1%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 40 million customers a year to 100+ cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS

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